Registration Statement No. 333-111053
                                                                  Rule 424(b)(3)


                          LIFESTREAM TECHNOLOGIES, INC.



                                  SUPPLEMENT TO
                       PROSPECTUS DATED DECEMBER 23, 2003



         The final prospectus of Lifestream Technologies, Inc., dated December 23, 2003 and filed pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended, is supplemented as follows.

RECENT DEVELOPMENTS
-------------------

         On January 9, 2004, each of the eight holders of our 8% convertible debentures dated September 10, 2003, in the aggregate principal amount of $3,350,000, exchanged the principal amount of their debentures for 37,222,222 shares of our common stock, at the rate of $.09 per share. We issued an additional 1,026,861 shares of our common stock to the debenture holders as interest accrued on the debentures through the date of the exchange. The resale of shares issued in exchange for and as interest on the debentures is covered by our prospectus dated December 23, 2003, as supplemented.

PROSPECTUS COVER
----------------

         The cover page of our prospectus dated December 23, 2003 is hereby deleted and replaced in its entirety by the following:



                   Selling Security Holder Offering Prospectus


                          LIFESTREAM TECHNOLOGIES, INC.
                        58,576,006 shares of common stock



         This prospectus covers the resale of an aggregate of 58,576,006 shares of our common stock, consisting of 39,249,083 shares of currently outstanding common stock and 19,326,923 shares issuable upon exercise of common stock purchase warrants. We will not receive any proceeds from the resale of shares by selling security holders.

         Our common stock is listed on the over-the-counter Bulletin Board under the symbol "LFTC". On January 12, 2004, the last reported sale price for our common stock was $0.12 per share.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING AT PAGE 4.

                          ____________________________


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


       The date of this prospectus, as supplemented, is January 13, 2004.

SELLING SECURITY HOLDER TABLE
-----------------------------

         The Selling Security Holder table appearing on page 49 of our prospectus dated December 23, 2003 is hereby deleted and replaced in its entirety with the following:

                                                             NUMBER OF SHARES      NUMBER OF SHARES     PERCENT
    NAME OF SELLING                   NUMBER OF SHARES             TO BE             OWNED AFTER         AFTER
    SECURITY HOLDER                  BENEFICIALLY OWNED           OFFERED              OFFERING         OFFERING

Palisades Master Fund L.P.            12,890,149 (1) (10)        12,890,149                    0            --
Crescent International Ltd.           13,749,493 (2) (10)        13,749,493                    0            --
Alpha Capital Ltd.                     8,593,434 (3) (10)         8,593,434                    0            --
Ellis International Ltd.               3,437,374 (4) (10)         3,437,374                    0            --
Bristol Investment Fund, Ltd.          7,734,091 (5) (10)         7,734,091                    0            --
Congregation Mishkan Sholom            1,718,687 (6) (10)         1,718,687                    0            --
Gryphon Master Fund, LP                8,593,434 (7) (10)         8,593,434                    0            --
Lucrative Investments                    859,344 (8) (10)           859,344                    0            --
H. Eric Seachris                         100,000                    100,000                    0            --
Gardner Groff, P.C.                      950,535 (9)                384,410              566,125             *
Michael J. Mehrman                     1,428,875                    515,590              913,285             *
                                      ----------                 ----------            ---------
TOTAL                                 60,055,416                 58,576,006            1,479,410             *
                                      ==========                 ==========            =========

------------
* less than 1%

(1) Includes 8,333,333 shares issued in exchange for $750,000 in principal amount of convertible debentures, 229,893 shares issued as interest on the debentures and 4,326,923 shares underlying common stock purchase warrants.
(2) Includes 8,888,888 shares issued in exchange for $800,000 in principal amount of convertible debentures, 245,220 shares issued as interest on the debentures and 4,615,385 shares underlying common stock purchase warrants.

(3) Includes 5,555,556 shares issued in exchange for $500,000 in principal amount of convertible debentures, 153,262 shares issued as interest on the debentures and 2,884,616 shares issuable upon exercise of common stock purchase warrants.
(4) Includes 2,222,222 shares issued in exchange for $200,000 in principal amount of convertible debentures, 61,305 shares issued as interest on the debentures and 1,153,847 shares issuable upon exercise of common stock purchase warrants.
(5) Includes 589,821 shares previously issued in exchange for $75,000 in principal amount of convertible debentures and accrued interest, 4,423,077 shares issued in exchange for $375,000 in principal amount of convertible debentures, 125,039 shares issued as interest on the debentures and 2,596,154 shares issuable upon exercise of common stock purchase warrants.
(6) Includes 788,957 shares previously issued upon conversion of $100,000 in principal amount of convertible debentures and accrued interest, 352,807 additional shares issued as an adjustment to reflect the exchange rate of $0.09 and 576,923 shares issuable upon exercise of common stock purchase warrants.
(7) Includes 5,555,556 shares issued in exchange for $500,000 in principal amount of convertible debentures, 153,262 shares issued as interest on the debentures and 2,884,616 shares issuable upon exercise of common stock purchase warrants.
(8) Includes 555,556 shares issued in exchange for $50,000 in principal amount of convertible debentures, 15,326 shares issued as interest on the debentures and 288,462 shares issuable upon exercise of common stock purchase warrants.
(9) Includes 150,000 shares issuable upon exercise of currently exercisable options.
(10) The selling security holder's beneficial ownership is contractually limited to 4.9% of our issued and outstanding stock. To the extent that the table reflects ownership of in excess of 4.9% of our common stock by any selling security holder, the holder has agreed to delay exchanging its debenture so that at no time will its beneficial ownership exceed 4.9% of our outstanding common stock.


           The date of this prospectus supplement is January 13, 2004